EXHIBIT 99.1

uBid.com Holdings, Inc. Announces Appointment of Steven Sjoblad
as Chairman of its Board of Directors

Chicago, IL, February 14, 2006 - uBid.com Holdings, Inc. (OTCBB: UBHI) whose uBid, Inc. subsidiary is one of the leading business-to-consumer and business-to-business online marketplaces in the U.S., today announced the appointment of Steven Sjoblad as Chairman of its Board of Directors.

"I am honored to lead this exciting organization and build on their recent achievements. uBid has a strong core business and exciting opportunities in its future. I believe that the Company continues to have tremendous potential for growth and that we have an exciting future ahead of us," said Steve Sjoblad. "The Board and I are committed to be focused on enhancing performance and delivering value for customers and shareholders."

Steve Sjoblad brings more than thirty years of corporate strategy and marketing expertise to uBid’s Board. Sjoblad spent nineteen years building Fallon McElligott, one of the world’s preeminent advertising agencies, where he guided global strategy and marketing programs for such industry leaders as Coca-Cola, FedEx and Northwest Airlines. He was an original member of the firm and served as its president for eight years.

Sjoblad most recently was the principal and owner of a corporate strategy and marketing consulting business for such clients as The William Carter Company and Wilson Learning Worldwide. He previously ran Global Consumer Services for Fair Isaac Corporation (NYSE: FIC), an $830MM creative analytics firm and was a member of the Fair Isaac Executive Committee. Prior to that he was acting Interim Chief Marketing Officer for Charter Communications, the nation’s fourth largest cable company and Microsoft founder Paul Allen’s largest investment.

Currently, Sjoblad is the Chairman, CEO of Captira Analytical, a software, data and analytics firm serving the criminal justice vertical market based in Albany, NY.

He is currently a Board member of Schwan’s Foods, a $3.6 Billion international food concern, a Board member of Fluxion, LLC a marketing automation concern and BenNevis, a CRM services firm. Sjoblad, for twelve years, served as non-executive Chairman of the Board of Ellerbe Becket, a world’s leading architectural and engineering firm.

Stuart R. Romenesko, uBid’s current Chairman, who will remain as a Director of uBid.com Holdings, Inc. commented, “We are honored by Steve’s acceptance to join as Chairman of our Board of Directors and look forward to his insight, advice and direction. We look forward to his leadership and focus on the growth of our business”.

About uBid.com Holdings, Inc.

uBid.com Holdings, Inc. and subsidiaries (the “Company”) operate a leading on-line business- to-consumer and business-to-business marketplace that enables itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise to consumer and business customers primarily located in the United States. Through the Company’s website, located at www.ubid.com, the Company offers merchandise across a wide range of product categories including but not limited to computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectibles. The Company’s marketplace employs a combination of auction style and fixed price formats. uBid.com Holdings, Inc. is publicly traded on the NASD OTC bulletin board (UBHI).

SEC Filings and Forward-Looking Statements

Additional information about uBid.com Holdings, Inc. is available in the company's annual report on Form 10- K as amended, filed with the Securities and Exchange Commission. Certain statements made in this release are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of uBid.com Holdings, Inc. and the industries and markets in which uBid.com Holdings, Inc. operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect the forward looking statement identified above and uBid.com Holdings, Inc.'s business, financial condition and operating results generally include the effects of adverse changes in the economy, reductions in consumer spending, declines in the financial markets and the industries in which uBid.com Holdings, Inc. and its partners operate, adverse changes affecting the Internet and e-commerce, the ability of uBid.com Holdings, Inc. to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment or extension of its relationships with strategic partners, the ability of uBid.com Holdings, Inc. to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of uBid.com Holdings, Inc. to attract and retain qualified personnel, the ability of uBid.com Holdings, Inc. to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. uBid.com Holdings, Inc. expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by uBid.com Holdings, Inc.

Contact:
Miguel Martinez
Tel: 773-272-5000